EXHIBIT 10.2
TERMINATION OF PLEDGE AGREEMENT
THIS TERMINATION OF PLEDGE AGREEMENT (“Termination”) is entered into as of October 25, 2021, by and between UEI HONG KONG PRIVATE LIMITED, a company organized under the laws of Hong Kong (“Pledgor”), ENSON ASSETS LIMITED, a company organized under the laws of the British Virgin Islands (“Issuer”) and U.S. BANK NATIONAL ASSOCIATION, a national baking association (“Secured Party” and “Administrative Agent”) in order to terminate that certain Pledge Agreement dated as of November 1, 2010, as amended by that certain Amendment to Pledge Agreement dated October 27, 2017 (as further amended, restated, supplemented, or otherwise modified from time to time, the “Pledge Agreement”) between Pledgor, Issuer and Secured Party (the “Pledge”).
Pledgor, Issuer and Secured Party hereby agree as follows:
1.Termination. Effective upon the execution and delivery by Universal Electronics BV (“Guarantor”) and Administrative Agent of that certain Continuing Guaranty dated on or about the date hereof, the Pledge shall be terminated and shall be of no further force and effect and the Security Interest (as defined in the Pledge) shall be terminated.

2.Release.  Each of Guarantor and Issuer (each a “Releasing Party”) hereby irrevocably and unconditionally releases, acquits and forever discharges the Secured Party, and its partners, shareholders, officers, directors, employees, advisors and agents (collectively, its “Related Parties”), from any and all actual or alleged claims, actions, charges, complaints, causes of action, rights, demands, debts, accountings, expenses or damages (including attorneys’ fees and costs), of any nature whatsoever, past or present, whether in law or in equity, known or unknown, suspected or unsuspected, whether under federal or state statutory or common law and whether arising prior to or after the date hereof (the “Released Claims”), which the Releasing Party may have against the Secured Party or its Related Parties under the Pledge. Each of Pledgor and Issuer acknowledges that it has had the opportunity to seek legal counsel and that it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Unless otherwise specifically provided herein, the Pledgor and the Issuer hereby waive and relinquish all rights and benefits conferred by Section 1542 of the

California Civil Code, by any laws of any state or territory of the United States, by any laws of the United States, or by any principle of common law that provides that a release does not extend to claims that a party does not know of or expect to exist in the party’s favor at the time of executing the release, which, if known to the party may have materially affected the settlement.

3.Counterparts. This Termination may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Termination may execute any such agreement by executing a counterpart of such agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Termination was duly executed on the date first above written.

Bank: U.S. BANK NATIONAL ASSOCIATION By: /s/ Andrew Williams Name: Andrew Williams Title: Vice President
Pledgor: UEI HONG KONG PRIVATE LIMITED By: /s/ Bryan Hackworth Name: Bryan Hackworth Title: CFO
Issuer: ENSON ASSETS LIMITED By: /s/ Bryan Hackworth Name: Bryan Hackworth Title: CFO